SIDLEY AUSTIN llp One South Dearborn Street Chicago, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG HOUSTON LONDON	LOS ANGELES NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.
Founded 1866

March 26, 2012

Landauer, Inc.

2 Science Road

Glenwood, IL 60425

Re:	Landauer, Inc.

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Landauer, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of an aggregate of 500,000 shares of Common Stock, $.10 par value, of the Company (the “Shares”), issuable under the Landauer, Inc. Incentive Compensation Plan (the “Plan”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of the Securities Act.

We have examined the Registration Statement, the resolutions adopted by the board of directors of the Company relating to the Plan and the resolutions adopted by the stockholders of the Company relating to the Plan. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships.

  Landauer, Inc.

  March 26, 2012

Based on and subject to the foregoing and the other limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Shares will be legally issued, fully paid and non-assessable when: (i) the Registration Statement shall have become effective under the Securities Act; (ii) the Company’s Board of Directors or a duly authorized committee thereof shall have duly adopted final resolutions authorizing the issuance and sale of the Shares as contemplated by the Registration Statement and the Plan; and (iii) certificates in due and proper form representing the Shares shall have been duly executed, countersigned and registered and duly delivered to the person entitled thereto against receipt by the Company of the consideration (not less than the par value thereof) determined in accordance with the terms of the Plan or, if any such Shares are to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Shares to the person entitled thereto upon payment of the consideration (not less than the par value thereof) determined in accordance with the terms of the Plan.

This letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including without limitation the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons from whom consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP